As filed with the Securities and Exchange Commission on July 6, 2006
Registration No. 333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM S-3
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

VIRCO MFG. CORPORATION
(Exact Name of Registrant as Specified in Its Charter)

Delaware	95-1613718
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)
2027 Harpers Way, Torrance
Torrance, California 90501
(310) 533-0474
(Address, Including Zip Code, and Telephone Number,
Including Area Code, of Registrant’s Principal Executive Offices)
Robert E. Dose
Vice President, Secretary and Treasurer
2027 Harpers Way, Torrance
Torrance, California 90501
(310) 533-0474
(Name, Address, Including Zip Code, and Telephone Number,
Including Area Code, of Agent for Service)

Copies to:
Robert K. Montgomery
Gibson, Dunn & Crutcher LLP
2029 Century Park East Suite 4000
Los Angeles, CA 90067
(310) 552-8500

          Approximate Date of Commencement of Proposed Sale to the Public: From time to time after the effective date of this registration statement.
          If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐
          If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☑
          If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
          If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
          If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, Check the following box. ☐
          If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

CALCULATION OF REGISTRATION FEE

Proposed
		Proposed	Maximum
		Maximum	Aggregate	Amount of
Title of Each Class of Securities	Amount to be	Aggregate Price	Offering	Registration
to be Registered	Registered	Per Unit	Price(1)	Fee
Common Stock, par value $0.01 per share	1,340,051 shares	N/A	$6,700,255	$717

(1)	Estimated solely for the purposes of calculating the amount of the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended, based upon the average of the high and low prices of the registrant’s common stock on July 3, 2006, as reported on the American Stock Exchange.
          The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. The selling security holders may not sell these securities until the Registration Statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.
SUBJECT TO COMPLETION, DATED JULY 6, 2006
PROSPECTUS
VIRCO MFG. CORPORATION
1,340,051 Shares of Common Stock

          This prospectus relates to 1,340,051 shares of Virco common shares that may be offered for sale or otherwise transferred from time to time by certain selling security holders. The selling security holders acquired the offered shares directly from us in a private placement that closed on June 6, 2006. For a further discussion of the transactions and the selling security holders see “Selling Security Holders” below. The selling security holders, or their pledgees, donees, transferees or other successors-in-interest, may offer the shares from time to time through public or private transactions at prevailing market prices, at prices related to prevailing market prices or at privately negotiated prices.
          The offering of the Virco common stock pursuant to this prospectus is not being underwritten. The common stock may be sold by the selling security holders as set forth in the discussion entitled “Plan of Distribution.” All expenses of registration incurred in connection with this offering are being borne by Virco. Nevertheless, the selling security holders will receive all of the net proceeds from the sale of the offered shares of common stock. Virco will not receive any proceeds from the disposition of common stock by the selling security holders, though Virco did receive proceeds from the private placements to the selling security holders.
          This prospectus and the documents incorporated by reference provide a description of the common stock the selling security holders may offer from time to time. We may amend or supplement this prospectus from time to time to update the disclosures set forth herein. Investors should read this prospectus and any applicable prospectus supplement carefully before investing in Virco common stock.
          Virco’s common stock is traded on the American Stock Exchange (symbol: VIR). On July 3, 2006, the last reported per share sale price of Virco common stock was $5.00.

          Investing in Virco common stock involves a high degree of risk. See the “Risk Factors” discussion beginning on page 8 to read about factors to consider in connection with purchasing Virco common stock.

          Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

This date of this prospectus is July 6, 2006.

     You should rely only upon the information contained in, or incorporated by reference into, this prospectus and in any accompanying prospectus supplement. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. The common stock to which this prospectus relates is not being offered in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this document is accurate only as of the date on the front cover of this document. Our business, financial condition, results of operations and prospects may have changed since that date.
     Unless the context otherwise requires, the terms “we,” “us,” “our,” “Virco” and the “Company” refer to Virco Mfg. Corporation, a Delaware corporation, and its subsidiaries.
     This prospectus forms a part of a registration statement Virco Mfg. Corporation filed with the Securities and Exchange Commission, referred to in this prospectus as the “SEC” or the “Commission”, covering the Virco common stock issued to the selling security holders in private placements, for a further discussion of the selling security holders see “Selling Security Holders” below. All of the Virco common stock issued in the private placements may be offered and resold from time to time by the selling security holders pursuant to this prospectus.
     This prospectus incorporates information by reference. You should carefully read the entire document and the other documents referred to and incorporated by reference in this document. For a guide to where you can obtain more information on Virco Mfg. Corporation, see “Where You Can Find More Information; Incorporation of Documents by Reference”.

The Company
          Designing, producing and distributing high-value furniture for a diverse family of customers is a 56-year tradition at Virco Mfg. Corporation. Over the years, Virco has become the largest manufacturer of moveable educational furniture and equipment for the preschool through 12th grade market in the United States.
          Virco produces the broadest line of furniture for the K-12 market of any manufacturer in the United States. By supplementing products manufactured by Virco with products from other manufacturers, Virco provides a comprehensive product assortment that covers virtually everything that is traditionally included on the furniture, fixtures and equipment (“FF&E”) line item on a new school project or school budget. Virco also provides a variety of products for the preschool markets and has recently developed products that are targeted for college, university, and corporate learning center environments. The Company has an ambitious and on-going product development program featuring products developed in-house as well as products developed with accomplished designers. The Company’s primary furniture lines are constructed of tubular metal legs and frames, combined with wood and plastic tops, plastic seats and backs, upholstered seats and backs, and upholstered rigid polyethylene and polypropylene shells. Virco’s principal manufactured products include:
•	SEATING — Among the Company’s newest chair offerings are the ZUMA® , ZUMAfrd™, Ph.D.® , I.Q.® and Virtuoso® lines. Traditional favorites include best-selling Classic Series™ stack chairs and a variety of Martest 21® hard plastic seating. In addition, Virco provides a wide selection of upholstered stack chairs, plastic stack chairs, ergonomic office chairs, and folding chairs.

•	TABLES — Virco tables range from the innovative Plateau® table system to lightweight Core-a-Gator® folding tables. The Future Access® Series delivers functional computer-support solutions, while Lunada® bases by Peter Glass may be used in a wide variety of environments. The Company offers a full spectrum of traditional folding and banquet tables, activity tables, mobile tables, cafe tops and bases, and office tables.

•	COMPUTER FURNITURE — Virco’s full range of computer furniture includes versatile Future Access and 8700 Series computer tables. In addition, the Company’s Plateau Office Solutions collection offers a variety of technology-support furniture alternatives, as does the Plateau Library/Technology Solutions product line.

•	DESKS/CHAIR DESKS — Virco’s extensive offerings include a complete spectrum of student desks, chair desks, combo units, tablet arms and teachers’ desks. Selected models are available with durable, colorfast Martest 21 hard plastic seats, backs and work surfaces.

•	MOBILE FURNITURE — Virco offers a complete line of sturdy mobile cabinets for storage needs. In addition, the Company offers mobile tables for situations where quick set-up and tear-down are desirable, such as in banquet facility and lunchroom settings.

•	STORAGE EQUIPMENT — Virco offers a complete line of chair and table trucks, as well as large-scale storage units for arenas, convention centers and similar venues.
          In order to provide a comprehensive product offering for the education market Virco supplements manufactured products with products purchased for re-sale, including wood and steel office furniture, early learning products for the pre-school and kindergarten classrooms, science laboratory furniture, and library furniture.
          In addition to product offerings, Virco includes various levels of service and delivery. Products can be purchased FOB factory, FOB destination (including delivery), with Virco full service including installation in the classroom, and with full project management for the acquisition of FF&E items for new schools or renovations of schools. These services are only offered in connection with the purchase of Virco product.
          Please note that this prospectus includes trademarks of Virco, including, but not limited to, the following: ZUMA® , ZUMAfrd™, Ph.D.® , I.Q.® , Virtuoso® , Classic Series™, Martest 21® , Lunada® , Plateau® , Core-a-Gator® , Future Access® and Sigma™. Other names and brands included in this prospectus may be claimed by Virco as well or by third parties.

          Virco’s major customers include educational institutions, convention centers and arenas, hospitality providers, government facilities, and places of worship.
          Virco was incorporated in California in February 1950, and reincorporated in Delaware in April 1984. Virco’s principal executive offices are located at 2027 Harpers Way, Torrance, Torrance, California 90501. Virco’s telephone number is (310) 533-0474. Our internet address is www.virco.com.

The Offering

Virco securities being offered	Virco common stock, par value $0.01

Number of shares of Virco common stock offered by selling security holders	1,340,051 shares

Number of shares of Virco common stock outstanding as of June 6, 2006	13,137,288 shares

Use of proceeds	We will not receive any proceeds from the sale of the shares of common stock by the selling security holders pursuant to this prospectus. The proceeds from the sale of the shares offered by this prospectus are solely for the account of the selling security holders.

American Stock Exchange Symbol	VIR

RISK FACTORS
          The following risk factors and other information included in this prospectus should be carefully considered. The risks and uncertainties described below are not the only ones we face. Additional risks and uncertainties not presently known to us or that we presently deem less significant may also adversely affect our business, operating results, cash flows, and financial condition. If any of the following risks actually occur, our business, operating results, cash flows and financial condition could be materially adversely affected.
Our product sales are significantly affected by education funding, which is outside of our control. Our sales and/or growth in our sales would be adversely affected by a recessionary economy characterized by decreased state and local revenues which in turn cause decreased funding for education.
          Our sales are significantly impacted by the level of education spending primarily in North America, which, in turn, is a function of the general economic environment. In a recessionary economy, state and local revenues decline, restricting funding for K-12 education spending which typically leads to a decrease in demand for school furniture.
          Geopolitical uncertainties, terrorist attacks, acts of war, natural disasters, increases in energy and other costs or combinations of such factors and other factors that are outside of our control could at any time have a significant effect on the economy, government revenues, and allocations of government spending. The occurrence of any of these or similar events in the future could cause demand for our products to decline or competitive pricing pressures to increase, either or both of which would adversely affect our business, operating results, cash flows and financial condition.
We may have difficulty increasing or maintaining our prices as a result of price competition, which could lower our profit margins. Our competitors may develop new services or product designs that give them an advantage over us in making future sales.
          Furniture companies in the education market compete on the basis of value, service, product offering and product assortment price, and track record of dependable delivery. Since our competitors offer products that are similar to ours, we face significant price competition, which tends to intensify during an industry downturn. This price competition impacts our ability to implement price increases or, in some cases, such as during an industry downturn, maintain prices, which could lower our profit margins. Additionally, our competitors may develop new product designs that achieve a high level of customer acceptance, which could give them a competitive advantage over us in making future sales.
Our efforts to introduce new products that meet customer requirements may not be successful, which could limit our sales growth or cause our sales to decline.
          To keep pace with industry trends, such as changes in education curriculum and increases in the use of technology, and with evolving regulatory and industry requirements, including environmental, health, safety and similar standards for the education environment and for product performance, we must periodically introduce new products. The introduction of new products requires the coordination of the design, manufacturing and marketing of such products, which may be affected by factors beyond our control. The design and engineering of certain of our new products can take up to a year or more, and further time may be required to achieve client acceptance. Accordingly, the launch of any particular product may be later or less successful than we originally anticipated. Difficulties or delays in introducing new products or lack of customer acceptance of new products could limit our sales growth or cause our sales to decline.
We may not be able to manage our business effectively if we are unable to retain our experienced management team or recruit other key personnel.
          The success of our operations is highly dependent upon our ability to attract and retain qualified employees and upon the ability of our senior management and other key employees to implement our business strategy. We believe there are only a limited number of qualified executives in the industry in which we compete. The loss of the services of key members of our management team could seriously harm our efforts to successfully implement our business strategy.

The majority of our sales are made under annual contracts, which limit our ability to raise prices during a given year in response to increases in costs.
          We commit to annual contracts that determine selling prices for goods and services for periods of one year, and occasionally longer. If the costs of providing our products or services increase, we cannot be certain that we will be able to implement corresponding increases in our sales prices for such products or services in order to offset such increased costs. Significant cost increases in providing either the services or product during a given contract period could therefore lower our profit margins.
We are dependent on the pricing and availability of raw materials and components, and price increases and unavailability of raw materials and components could lower sales, increase our cost of goods sold and reduce our profits and margins.
          We require substantial amounts of raw materials and components, which we purchase from outside sources. Raw materials comprised our single largest total cost for the years ended January 31, 2006, 2005 and 2004. Steel, plastics and wood related materials are the main raw materials used in the manufacture of our products. The prices of plastics are sensitive to the cost of oil, which is used in the manufacture of plastics, and oil prices increased significantly during 2005. The cost and availability of steel are subject to worldwide supply and demand, and the ability to import steel can be subject to political considerations. The cost and availability of steel has been volatile in recent years.
          Contracts with most of our suppliers are short-term. These suppliers may not continue to provide raw materials and components to us at attractive prices, or at all, and we may not be able to obtain the raw materials we need in the future from these or other providers on the scale and within the time frames we require. Moreover, we do not carry significant inventories of raw materials, components or finished goods that could mitigate an interruption or delay in the availability of raw materials and components. Any failure to obtain raw materials and components on a timely basis, or any significant delays or interruptions in the supply of raw materials, could prevent us from being able to manufacture products ordered by our clients in a timely fashion, which could have a negative impact on our reputation and could cause our sales to decline.
We are affected by the cost of energy and increases in energy prices could reduce our margins and profits.
          The profitability of our operations is sensitive to the cost of energy through our transportation costs, the costs of petroleum-based materials, like plastics, and the costs of operating our manufacturing facilities. If the price of petroleum-based products, the cost of operating our manufacturing facilities and our transportation costs continue to increase, these could have a negative impact on our gross margins and profitability.
Approximately 30% of our sales are priced under one contract, under which we are the exclusive supplier of classroom furniture.
          A significant portion of our sales are priced by a nationwide price list and contract that allows schools to purchase furniture without preparing bids. Although Virco sells direct to hundreds of individual schools and school districts, and these schools and school districts can purchase our products and services under several bids and contracts available to them, nearly 30% of Virco’s sales were priced under this contract. If Virco were to lose its exclusive supplier status under this contract, and other manufacturers were allowed to sell under this contract, it could cause our sales or growth in sales to decline.
We operate in a seasonal business, and require significant amounts of working capital through our existing credit facility to fund acquisitions of inventory, fund expenses for freight and installation, and finance receivables during the summer delivery season. Restrictions imposed by the terms of our existing credit facility may limit our operating and financial flexibility.
          Our credit facility prevents us from incurring any additional indebtedness, limits capital expenditures, restricts dividends, and requires a “clean down” during the fourth quarter. Amounts available at any time are limited by certain asset balances, specifically inventory and receivables. Our credit facility is also subject to quarterly covenants.
          The Company violated certain debt covenants in the fiscal third quarter of 2004 and the fiscal third quarter of 2005. In each case, the violation of covenants was waived and the credit facility was renewed for an additional year. The credit facility in place at January 31, 2006, includes quarterly covenants that include EBITDA requirements. In order to comply with the quarterly covenants, the Company will be required to substantially improve operating results for 2006 compared to 2005.
          As a result of the foregoing, we may be prevented from engaging in transactions that might further our growth strategy or otherwise be considered beneficial to us. A breach of any of the covenants in our credit facility could result in a default, which, if not cured or waived, may permit acceleration of the indebtedness under the credit facility. If the indebtedness under our credit facility were to be accelerated, we cannot be certain that we will have sufficient funds available to pay such indebtedness or that we will have the ability to refinance the accelerated indebtedness on terms favorable to us or at all. Any such acceleration could also result in a foreclosure on all or substantially all of our assets, which would have a negative impact on the value of our common stock and jeopardize our ability to continue as a going concern.
We may require additional capital in the future, which may not be available or may be available only on unfavorable terms.
          Our capital requirements depend on many factors, including capital improvements, tooling and new product development. To the extent that our existing capital is insufficient to meet these requirements and cover any losses, we may need to raise additional funds through financings or curtail our growth and reduce our assets. Any equity or debt financing, if available at all, may be on terms that are not favorable to us. Equity financings could result in dilution to our stockholders, and the securities may have rights, preferences and privileges that are senior to those of our common stock. If our need for capital arises because of significant losses, the occurrence of these losses may make it more difficult for us to raise the necessary capital.
An inability to protect our intellectual property could have a significant impact on our business.
          We attempt to protect our intellectual property rights through a combination of patent, trademark, copyright and trade secret laws. Our ability to compete effectively with our competitors depends, to a significant extent, on our ability to maintain the proprietary nature of our intellectual property. The degree of protection offered by the claims of the various patents, trademarks and service marks may not be broad enough to provide significant proprietary protection or competitive advantages to us, and patents, trademarks or service marks may not be issued on our pending or contemplated applications. In addition, not all of our products are covered by patents. It is also possible that our patents, trademarks and service marks may be challenged, invalidated, cancelled, narrowed or circumvented. If we are unable to maintain the proprietary nature of our intellectual property with respect to our significant current or proposed products, our competitors may be able to sell copies of our products, which could adversely affect our ability to sell our original products and could also result in competitive pricing pressures.
If third parties claim that we infringe upon their intellectual property rights, we may incur liability and costs and may have to redesign or discontinue an infringing product.
          We face the risk of claims that we have infringed third parties’ intellectual property rights. Companies operating in the furniture industry routinely seek protection of the intellectual property for their product designs, and our principal competitors may have large intellectual property portfolios. Our efforts to identify and avoid infringing third parties’ intellectual property rights may not be successful. Any claims of intellectual property infringement, even those without merit, could (i) be expensive and time consuming to defend; (ii) cause us to cease making, licensing or using products that incorporate the challenged intellectual property; (iii) require us to redesign, reengineer, or rebrand our products or packaging, if feasible; or (iv) require us to enter into royalty or licensing agreements in order to obtain the right to use a third party’s intellectual property. Such claims could have a negative impact on our sales and results of operations.
We could be required to incur substantial costs to comply with environmental requirements. Violations of, and liabilities under, environmental laws and regulations may increase our costs or require us to change our business practices.
          Our past and present ownership and operation of manufacturing plants are subject to extensive and changing federal, state, and local environmental laws and regulations, including those relating to discharges to air, water and land, the handling and disposal of solid and hazardous waste and the cleanup of properties affected by hazardous substances. As a result, we are involved from time to time in administrative and judicial proceedings and inquiries relating to environmental matters and could become subject to fines or penalties related thereto. We cannot predict what environmental legislation or regulations will be enacted in the future, how existing or future laws or regulations will be administered or interpreted or what environmental conditions may be found to exist. Compliance with more stringent laws or regulations, or stricter interpretation of existing laws, may require additional expenditures by us, some of which may be material. We have been identified as a potentially responsible party pursuant to the Comprehensive Environmental Response Compensation and Liability Act, or CERCLA, for remediation costs associated with waste disposal sites previously used by us. In general, CERCLA can impose liability for costs to investigate and remediate contamination without regard to fault or the legality of disposal and, under certain circumstances, liability may be joint and several, resulting in one party being held responsible for the entire obligation. Liability may also include damages for harm to natural resources. The remediation costs and our allocated share at some of these CERCLA sites are unknown. We may also be subject to claims for personal injury or contribution relating to CERCLA sites. We reserve amounts for such matters when expenditures are probable and reasonably estimable.
We are subject to potential labor disruptions, which could have a significant impact on our business.
          None of our workforce is represented by unions, and while we believe that we have good relations with our workforce, we may experience work stoppages or other labor problems in the future. Any prolonged work stoppage could have an adverse effect on our reputation, our vendor relations and our customers.
Our insurance coverage may not adequately insulate us from expenses for product defects.
          We maintain product liability and other insurance coverage that we believe to be generally in accordance with industry practices. Our insurance coverage may not be adequate to protect us fully against substantial claims and costs that may arise from product defects, particularly if we have a large number of defective products that we must repair, retrofit, replace or recall.
Risks Related to Our Common Stock
Holders of approximately 45% of the shares of Virco stock have entered into an agreement restricting the sale of the stock.
          Certain shares of the Company’s common stock received by the holders thereof as gifts from Julian A. Virtue, including shares received in subsequent stock dividends, are subject to an agreement that restricts the sale or transfer of those shares. As a result of the share ownership and representation on the board and in management, the parties to the agreement have significant influence on affairs and actions of the Company, including matters requiring stockholder approval such as the election of directors and approval of significant corporate transactions. In addition, these transfer restrictions and concentration of ownership could have the effect of impeding an acquisition of the Company.
Our corporate documents and Delaware law contain provisions that could discourage, delay or prevent a change in control of our company.
          Provisions in our certificate of incorporation and our amended and restated bylaws may discourage, delay or prevent a merger or acquisition involving us that our stockholders may consider favorable. In addition, our certificate of incorporation provides for a staggered board of directors, whereby directors serve for three-year terms, with approximately one-third of the directors coming up for reelection each year. Having a staggered board will make it more difficult for a third party to obtain control of our board of directors through a proxy contest, which may be a necessary step in an acquisition of us that is not favored by our board of directors. We are also subject to the anti-takeover provisions of Section 203 of the Delaware General Corporation Law. Under these provisions, if anyone becomes an “interested stockholder,” we may not enter into a “business combination” with that person for three years without special approval, which could discourage a third party from making a takeover offer and could delay or prevent a change of control. For purposes of Section 203, “interested stockholder” means, generally, someone owning 15% or more of our outstanding voting stock or an affiliate of ours that owned 15% or more of our outstanding voting stock during the past three years, subject to certain exceptions as described in Section 203.
Our stock price may be volatile, and your investment in our common stock could suffer a decline in value.
          There has been significant volatility in the market price and trading volume of equity securities, which may be unrelated to the financial performance of the companies issuing the securities. The limited “float” of shares available for purchase or sale of Virco stock can magnify this volatility. These broad market fluctuations may negatively affect the market price of our common stock. Some specific factors that may have a significant effect on our common stock market price include:
•	actual or anticipated fluctuations in our operating results or future prospects;

•	our announcements or our competitors’ announcements of new products;

•	the public’s reaction to our press releases, our other public announcements and our filings with the SEC;

•	strategic actions by us or our competitors, such as acquisitions or restructurings;

•	new laws or regulations or new interpretations of existing laws or regulations applicable to our business;

•	changes in accounting standards, policies, guidance, interpretations or principles;

•	changes in our growth rates or our competitors’ growth rates;

•	our inability to raise additional capital;

•	conditions of the school furniture industry as a result of changes in funding or general economic conditions, including those resulting from war, incidents of terrorism and responses to such events; and

•	changes in stock market analyst recommendations or earnings estimates regarding our common stock, other comparable companies or the education furniture industry generally.
Future sales of our common stock by the selling security holders could decrease the trading price of our common stock.
          Sales of a large portion or all of the shares offered by this prospectus, or the potential for such sales, could decrease the trading price of our common stock and could impair our ability to raise capital through future sales of our common stock.

Cautionary Statement Regarding Forward-Looking Statements
          This prospectus contains a number of forward-looking statements (as such term is defined in Section 27A of the Securities Act of 1933 (the “Securities Act”) and Section 21E of the Securities Exchange Act of 1934 (the “Exchange Act”)) that reflect the Company’s current views with respect to future events and financial performance, including, but not limited to, statements regarding plans and objectives of management for future operations, including plans and objectives relating to products, pricing, marketing, expansion, manufacturing processes and potential or contemplated acquisitions; new business strategies; the Company’s ability to continue to control costs and inventory levels; availability and cost of raw materials, especially steel and petroleum-based products; the availability and cost of labor; market demand; the Company’s ability to position itself in the market; references to current and future investments in and utilization of infrastructure; statements relating to management’s beliefs that cash flow from current operations, existing cash reserves, and available lines of credit will be sufficient to support the Company’s working capital requirements to fund existing operations; references to expectations of future revenues; pricing; seasonality and pressure on the trading price of the Company’s common stock.
          Such statements involve known and unknown risks, uncertainties, assumptions and other factors, many of which are out of the Company’s control and difficult to forecast, that may cause actual results to differ materially from those which are anticipated. Such factors include, but are not limited to, changes in, or the Company’s ability to predict, general economic conditions, the markets for school and office furniture generally and specifically in areas and with customers with which the Company conducts its principal business activities, the rate of approval of school bonds for the construction of new schools, the extent to which existing schools order replacement furniture, customer confidence, and competition.
          In this prospectus, words such as “anticipates,” “believes,” “expects,” “will continue,” “future,” “intends,” “plans,” “estimates,” “projects,” “potential,” “budgets,” “may,” “could” and similar expressions identify forward-looking statements. Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date hereof.

Selling Security Holders
          The common stock offered pursuant to this prospectus was issued to WEDBUSH, Inc. and Wedbush Morgan Securities, Inc. directly by the Company and then transferred to the selling security holders as described below. The selling security holders may sell none, some, or all of the common stock offered by them as listed below.
          On June 6, 2006, WEDBUSH, Inc. and Wedbush Morgan Securities, Inc. (together, the “Wedbush Purchasers”) both entered into a stock purchase agreement with Virco to purchase 1,072,041 shares of common stock and warrant agreements, exercisable at any time for a period of five years beginning on the date of purchase, to purchase an additional 268,010 shares. Subsequent to the date of the purchase, the Wedbush Purchasers transferred these shares of common stock to affiliated persons and entities, in transactions exempt from the registration requirements of the Securities Act.
          The following table sets forth certain information with respect to the beneficial ownership of shares of Virco common stock by the selling security holders at July 6, 2006, and after the offering by the selling security holders.
          The number and percentage of shares beneficially owned is determined in accordance with Rule 13d-3 of the Securities Act, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under this rule, beneficial ownership includes any shares as to which the individual has sole or shared voting power or investment power and also any shares which the individual has the right to acquire within 60 days of July 6, 2006 through the exercise of any stock option, warrant or other right. Except as indicated by the footnotes below, we believe, based on the information furnished to us, that the persons and entities named in the table below have sole voting and investment power with respect to all shares of common stock that they beneficially own, subject to applicable community property laws.

	Ownership of	Shares of Common	Ownership of	Percentage of
	Common Stock	Stock	Common Stock	Ownership of
	Before the	Included in this	After the	Common Stock After the
Selling Security Holder	Offering[1]	Prospectus [2]	Offering[3]	Offering
WEDBUSH, Inc. [4]	762,255	670,026	92,229	*
Donald Paul Barra	3,050	1,250	1,800	*
Budetti Family Trust # 2 [5]	29,750	26,750	3,000	*
Gregory W. Davis	30,375	26,875	3,500	*
Den-Mat Corporation	134,000	134,000	—	*
Anne C. Feighner	1,875	1,875	—	*
Feighner Family Trust [6]	50,025	40,125	9,900	*
Thomas A. Flanagan	31,250	26,750	4,500	*
Michael Frost	1,250	1,250	—	*
Nicholas R. Frost	20,125	20,125	—	*
Park Gast	20,125	20,125	—	*
Vardui Gezalyan	1,250	1,250	—	*
Brian W. Kellogg	2,500	2,500	—	*
Lisa Marie	1,250	1,250	—	*
Jennifer Niven McJunkin	1,250	1,250	—	*

	Ownership of	Shares of Common	Ownership of	Percentage of
	Common Stock	Stock	Common Stock	Ownership of
	Before the	Included in this	After the	Common Stock After the
Selling Security Holder	Offering[1]	Prospectus [2]	Offering[3]	Offering
Robert P. Meinberg & Carol E. Meinberg JTWROS	1,875	1,875	—	*
Triangle Education Foundation	50,125	40,125	10,000	*
The Petillo Family Trust	26,750	26,750	—	*
The Qualls Family Trust	1,250	1,250	—	*
Maria Del Carmen Rivera	1,250	1,250	—	*
Rockwell & Marna Schnabel Foundation	41,125	40,125	1,000	*
Ray T. Sparling	5,000	5,000	—	*
St. Mark Evangelical Lutheran Church of Encinatas	5,000	5,000	—	*
Wei Huang	1,250	1,250	—	*
James Michael Thomas	33,750	26,750	7,000	*
Edward W. Wedbush	545,901	177,400	368,501	2.55%
Jean L. Wedbush	2,500	2,500	—	*
Joan Marie Wedbush Trust	1,875	1,875	—	*
Raymond L. Wedbush	27,705	20,125	7,580	*
Jeremy Zhu	13,375	13,375	—	*

*	Less than 1%

1.	Includes ownership prior to June 2006 as well as those shares purchased pursuant to the stock purchase agreements referenced in this prospectus and those shares subject to the warrant agreements referenced in this prospectus, the offering and sale of which are registered hereunder.

2.	Includes only those shares purchased pursuant to the stock purchase agreements referenced in this prospectus and those shares subject to the warrant agreements referenced in this prospectus.

3.	Assumes the sale of all shares purchased pursuant to the stock purchase agreements referenced in this prospectus and those shares subject to the warrant agreements referenced in this prospectus, the offering and sale of which are registered hereunder.

4.	Includes 14,520 shares held by Wedbush Morgan Securities, Inc. and 11,000 shares held by Wedbush Leasing. WEDBUSH, Inc. through its majority owned subsidiary, Wedbush Morgan Securities, Inc., provides research and investment banking services to the Company.

5.	Includes 3,000 shares held by Robert Budetti.

6.	Includes 9,900 shares held by John Feighner.
Except as set forth in the table above and notes thereto, none of the selling security holders has had positions, offices or other material relationships with the Company within the past three years.
Plan of Distribution
          The selling security holders and any of their respective donees, pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of Virco common stock offered by this prospectus; however, there is no assurance that the selling security holders will sell any or all of its Virco common stock. The common stock may be sold in one or more transactions at:
•	fixed prices;

•	prevailing market prices at the time of sale;

•	varying prices determined at the time of sale; or

•	negotiated prices.
          These sales may be effected in transactions:
•	on the American Stock Exchange;

•	in the over-the-counter market;

•	in transactions otherwise than on such exchanges or services or in the over-the-counter market; or

•	through the writing of options.
          These transactions may include block transactions or crosses. Crosses are transactions in which the same broker acts as an agent on both sides of the transaction. The selling security holders may also enter into hedging transactions with broker-dealers in connection with the sales of the common stock. These broker-dealers may in turn engage in short sales of the common stock in the course of hedging their positions. The selling security holders may sell short the common stock to close out short positions, or loan or pledge the common stock to broker-dealers that, in turn, may sell the common stock.
          Brokers, dealers, underwriters or agents participating in the distribution of the common stock may receive compensation in negotiated amounts in the form of discounts, concessions, commissions or fees from the selling security holders and/or the purchasers of the common stock for whom such broker or dealer may act as agent or to whom they may sell as principal, or both. The compensation as to a particular broker or dealer may be in excess of customary commissions. In connection with the sales, the brokers or dealers or other participating brokers or dealers and the selling security holders may be deemed to be “underwriters” within the meaning of the Securities Act. Except for customary selling commissions in ordinary transactions, any such underwriter or agent will be identified, and any compensation paid to such persons will be described in a prospectus supplement. In addition, any common stock covered by this prospectus that qualifies for sale under Rule 144 under the Securities Act may be sold under Rule 144 rather than pursuant to this prospectus.

          In some states the selling security holders may not sell the common stock unless the shares of common stock have been registered or qualified for sale in the applicable state or an exemption from registration or qualification is available and the conditions of which have been satisfied.
          The Company will keep the registration statement to which this prospectus relates effective until the earlier of (i) the date on which all of the shares registered thereunder have been resold by the selling security holders (and any transferees thereto)) or (ii) the date all of the shares may be sold without registration and without regard to any volume limitations by reason of Rule 144(k).

Use of Proceeds
          The proceeds from the sale of the Virco common stock offered by this prospectus will be received directly by the selling security holders. Virco will not receive any proceeds from the sale of the common stock offered by the selling security holders pursuant to this prospectus.
Legal Matters
          Certain legal matters with respect to the validity of the common stock offered by this prospectus have been passed upon for Virco by Gibson, Dunn & Crutcher LLP, Los Angeles, California.
Experts
          The consolidated financial statements of Virco Mfg. Corporation appearing in Virco Mfg. Corporation’s Annual Report (Form 10-K) for the year ended January 31, 2006 (including the schedule appearing therein), and Virco Mfg. Corporation management’s assessment of the effectiveness of internal control over financial reporting as of January 31, 2006 included therein, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon included therein, and incorporated herein by reference. Such financial statements and management’s assessment are, and audited financial statements and Virco Mfg. Corporation management’s assessments of the effectiveness of internal control over financial reporting to be included in subsequently filed documents will be, incorporated herein in reliance upon the reports of Ernst & Young LLP pertaining to such financial statements and management’s assessments (to the extent covered by consents filed with the Securities and Exchange Commission) given on the authority of such firm as experts in accounting and auditing.

Where You Can Find More Information
          In accordance with the requirements of the Exchange Act, we file reports and other information with the SEC. You may read and, for a fee, copy any document that we file with the SEC at the public reference room maintained by the SEC at Station Place, 100 F. Street, N.E. Room 1580, Washington, D.C. 20549. You may also obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330. Our SEC filings are also available to the public from commercial document retrieval services and at the website maintained by the SEC at http://www.sec.gov.

Incorporation of Documents by Reference
          The SEC allows Virco to “incorporate by reference” information into this prospectus, which means that Virco can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, except for any information that is superseded by information that is included directly in this document. However, as allowed by SEC rules, this prospectus does not contain all the information you can find in the Virco registration statement or the exhibits to the registration statement. This prospectus incorporates by reference the documents set forth below that Virco previously filed with the SEC. These documents contain important information about Virco and its financial condition.

Virco’s SEC Filings (File No. 1-8777)	Filing Date

Annual Report on Form 10-K	April 17, 2006

Quarterly Report on Form 10-Q	June 9, 2006

Definitive Proxy Statement on Schedule 14A	May 23, 2006

Current Reports on Form 8-K	June 8, 2006 (excluding Item 2.02 thereof which was furnished but not filed with the SEC)

The description of the Common Stock set forth under the caption “Description of Capital Stock” on Form 8-B	August 14, 1984
          All additional documents that we may file with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and prior to the termination of this offering, shall also be deemed to be incorporated by reference.
          References herein to “this prospectus” are intended to include the documents incorporated by reference, which are an integral part of this prospectus. You should obtain and review carefully copies of the documents incorporated by reference. Any statement contained in the documents incorporated by reference in this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus modifies or supersedes the statement. Information that the Company later files with the SEC before the termination of this offering of common stock will automatically modify and supersede the information previously incorporated by reference and the information in this prospectus. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.
          Upon written or oral request, free of charge, we will provide any person, including beneficial owners, to whom a copy of this prospectus is delivered, a copy of any document incorporated by reference in this prospectus but not delivered along with this prospectus, excluding all exhibits unless we specifically incorporated by reference an exhibit in this prospectus. Any such requests should be addressed to:
Virco Mfg. Corporation
Attention: Vice President of Finance
2027 Harpers Way
Torrance, California 90501
Telephone: (310) 533-0474

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.	Other Expenses of Issuance and Distribution.
          The following table sets forth the estimated fees and expenses payable by the Registrant in connection with the issuance and distribution of the securities registered hereby:

SEC Registration fee	$717
Trustees’ and transfer agents’ fees	$5,000
Printing, duplicating and engraving expenses	$5,000
Legal fees and expenses	$100,000
Accounting fees and expenses	$20,000
AMEX listing fees	$28,000
Miscellaneous	$5,000
Total	$163,717

*	Estimated expenses

Item 15.	Indemnification of Directors and Officers.
          Under Section 145 of the Delaware General Corporation Law, the registrant has broad powers to indemnify its directors and officers against liabilities they may incur in such capacities, including liabilities under the Securities Act. Article eight of the registrant’s Bylaws also provide that the Registrant will indemnify its directors and officers and may indemnify other agents to the fullest extent not prohibited by Delaware law. The registrant’s Certificate of Incorporation provides for the elimination of liability for monetary damages for breach of the directors’ fiduciary duty of care to the registrant and its stockholders. These provisions do not eliminate the directors’ duty of care and, in appropriate circumstances, equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Delaware law. In addition, each director will continue to be subject to liability for breach of the director’s duty of loyalty to the registrant, for acts or omissions not in good faith or involving intentional misconduct, for knowing violations of law, for any transaction from which the director derived an improper personal benefit, and for payment of dividends or approval of stock repurchases or redemptions that are unlawful under Delaware law. The provision does not affect a director’s responsibilities under any other laws, such as the federal securities laws or state or federal environmental laws.

Item 16.	Exhibits.
          See Exhibit Index attached hereto and incorporated by reference.

Item 17.	Undertakings.
          (a)      The undersigned Registrant hereby undertakes:
                    (1)      To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
          (i)      To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
          (ii)      To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;
          (iii)      To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;
Provided, however,
(A) that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 of 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.
(B) Paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) do not apply if the registration statement is on Form S-3 or Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.
(C) Provided further, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is for an offering of asset-backed securities on Form S-1 (§ 239.11 of this chapter) or Form S-3 (§ 239.13 of this chapter), and the information required to be included in a post-effective amendment is provided pursuant to Item 1100(c) of Regulation AB(§ 229.1100(c)).
                              (2)      That, for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
                              (3)      To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
                    (b)      The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
                    (c)      The undersigned Registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report, to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X is not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.
                    (d)      Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES
          Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Torrance, state of California, on July 5, 2006.

VIRCO MFG. CORPORATION

By:	/s/ Robert A. Virtue
Robert A. Virtue
Chairman of the Board and
Chief Executive Officer
POWERS OF ATTORNEY
          KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Robert A. Virtue and Robert E. Dose his/her true and lawful attorney-in-fact and agent, with full power of substitution and, for him/her and in his/her name, place and stead, in any and all capacities to sign any and all amendments to this registration statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he/she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his/her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
          Pursuant to the requirements of the Securities Act, this registration statement has been signed below by the following persons in the capacities and on the dates indicated below.

Signature	Title	Date

/s/ Robert A. Virtue	Chairman of the Board, Chief Executive	July 5, 2006
Robert A. Virtue	Officer, President and Director

/s/ Robert E. Dose	Vice President — Finance, Secretary and	July 5, 2006
Robert E. Dose	Treasurer (Principal Financial Officer)

/s/ Bassey Yau	Corporate Controller (Principal Accounting	July 5, 2006
Bassey Yau	Officer)

/s/ Douglas A. Virtue	Director	July 5, 2006
Douglas A. Virtue

/s/ Donald S. Friesz	Director	July 5, 2006
Donald S. Friesz

/s/ Evan M Gruber	Director	July 5, 2006
Evan M Gruber

/s/ Robert K. Montgomery	Director	July 5, 2006
Robert K. Montgomery

Signature	Title	Date

/s/ Albert J. Moyer	Director	July 5, 2006
Albert J. Moyer

/s/ Glen D. Parish	Director	July 5, 2006
Glen D. Parish

/s/ Donald A. Patrick	Director	July 5, 2006
Donald A. Patrick

/s/ James R. Wilburn	Director	July 5, 2006
James R. Wilburn

EXHIBIT INDEX

Exhibit
Number	Description

4.1	Rights Agreement dated as of October 18, 1996, by and between the Company and Mellon Investor Services (as assignee of The Chase Manhattan Bank), as Rights Agent (incorporated by reference to Exhibit 1 to the Company’s Form S-8 Registration Statement (Commission File No. 001-08777), filed with the Commission on October 25, 1996).

4.2	1997 Stock Incentive Plan of the Company filed with the Commission on Form S-8 (Commission File No. 333-32539), on July 7 1997.

5.1	Opinion of Gibson, Dunn & Crutcher LLP.

23.1	Consent of Gibson, Dunn & Crutcher LLP (Included in Exhibit 5.1).

23.2	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm.

24.1	Powers of Attorney (Included on signature page of this registration statement).